As filed with the Securities and Exchange Commission on February 27, 2023

Registration No. 333-264814

Registration No. 333-255942

Registration No. 333-237103

Registration No. 333-231478

Registration No. 333-226226

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264814

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255942

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237103

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231478

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226226

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RUBIUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-2688109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Verdolino & Lowey, P.C. 124 Washington Street, Suite 101 Foxborough, Massachusetts	02035
(Address of Principal Executive Offices)	(Zip Code)

Rubius Therapeutics, Inc. Amended and Restated 2014 Stock Incentive Plan

Rubius Therapeutics, Inc. 2018 Stock Option and Incentive Plan

Rubius Therapeutics, Inc. 2018 Employee Stock Purchase Plan

(Full title of the plans)

Dannielle Appelhans

Chief Executive Officer

Rubius Therapeutics, Inc.

c/o Verdolino & Lowey, P.C.

124 Washington Street, Suite 101

Foxborough, MA 02035

(508) 543-1720

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Jacqueline Mercier, Esq.

Yasin Akbari, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1762

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by Rubius Therapeutics, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-264814), filed with the Commission on May 10, 2022, pertaining to the registration of 3,152,231 shares of Common Stock of the Company, relating to the Company’s 2018 Stock Option and Incentive Plan (the “2018 Plan”).

•	Registration Statement on Form S-8 (No. 333-255942), filed with the Commission on May 10, 2021, pertaining to the registration of 2,431,609 shares of Common Stock of the Company, relating to the 2018 Plan.

•	Registration Statement on Form S-8 (No. 333-237103), filed with the Commission on March 12, 2020, pertaining to the registration of 3,200,649 shares of Common Stock of the Company, relating to the 2018 Plan.

•	Registration Statement on Form S-8 (No. 333-231478), filed with the Commission on May 15, 2019, pertaining to the registration of 3,169,393 shares of Common Stock of the Company, relating to the Company’s 2018 Plan and 2018 Employee Stock Purchase Plan (the “2018 ESPP”).

•	Registration Statement on Form S-8 (No. 333-226226), filed with the Commission on July 18, 2018, pertaining to the registration of 18,621,525 shares of Common Stock of the Company, relating to the 2018 Plan, 2018 ESPP, and the Company’s Amended and Restated 2014 Stock Incentive Plan.

As previously disclosed in a Form 8-K filed with the Commission on February 22, 2023, the board of directors of the Company (the “Board”) approved a plan of liquidation and dissolution of the Company (the “Plan of Dissolution”), subject to the approval of the Company’s stockholders. As a result of the proposed dissolution, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foxborough in the Commonwealth of Massachusetts, on February 27, 2023.

RUBIUS THERAPEUTICS, INC.

By:	/s/ Dannielle Appelhans
	Name:	Dannielle Appelhans
	Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date
/s/ Pablo Cagnoni Pablo Cagnoni	Director	February 27, 2023
* Catherine Sohn	Director	February 27, 2023
* Jonathan R. Symonds	Director	February 27, 2023

* By:	/s/ Pablo Cagnoni
Pablo Cagnoni
Attorney-in-Fact